Exhibit 10.3

AMENDMENT TO THE

EMPLOYEE EXCESS BENEFITS AGREEMENT

                                         (“Employee”), and The Timken Company (“Timken”), an Ohio corporation, hereby agree to adopt this Amendment (the “Amendment”) to the Employee Excess Benefits Agreement, dated             , by and between the Employee and Timken (the “Agreement”). The Amendment is being entered into on             .

WHEREAS, pursuant to paragraph 5(a)(iv) of the Amended and Restated Supplemental Pension Plan of The Timken Company (the “Supplemental Plan”), the Employee desires to elect to receive his total benefit under the Agreement in a single lump sum in lieu of the payment form in which the benefit would be paid under the current terms of the Agreement;

WHEREAS, the Employee also desires that any payment under the Agreement that may be made to his or her Spouse will be made in a single lump sum in lieu of the payment form in which such benefit would be paid under the current terms of the Agreement; and

WHEREAS, as a condition to making the elections described in the foregoing resolutions, Timken requires the Employee to agree to and execute this Amendment to the Agreement.

NOW THEREFORE, the parties agree as follows:

I.	Irrevocability; Effective Date; Defined Terms.

The Employee’s Subsequent Election will be irrevocable on the date on which the Employee has submitted to Timken a fully completed election form, which includes this signed Amendment, in accordance with paragraphs 5(a)(iv)(B) and (C) of the Supplemental Plan.

The Subsequent Election will become effective on the date (the “Effective Date”) that is 12 months after that date on which such Subsequent Election became irrevocable, but if the payment date of the benefit payable under the Agreement occurs prior to the Effective Date, this Amendment shall terminate immediately and have no further force or effect. This Amendment will be binding upon the Employee as soon as the Employee’s Subsequent Election becomes irrevocable in accordance with the terms of this Amendment and paragraph 5(a)(iv)(B) of the Supplemental Plan, but notwithstanding any provision of this Amendment to the contrary, it will not become effective unless and until the Effective Date occurs prior to the Amendment’s earlier termination.

Any capitalized terms not defined in this Amendment shall have the meaning given to them in the Agreement and the Supplemental Plan.

II.	Section 1(a) of the Agreement.

Section 1(a) of the Agreement is hereby amended by deleting the last paragraph of Section 1(a) and inserting the following new paragraph at the end of Section 1(a):

“Notwithstanding any provision of the Agreement or the Supplemental Plan to the contrary, the Employee’s benefit under Section 1(a) of the Agreement shall, subject to Section 3, be paid in the Lump Sum Option on the Delayed Payment Date in accordance with the terms applicable to subsequent elections of lump sums under paragraph 5(a)(iv) of the Supplemental Plan.”

III.	Section 1(b) of the Agreement.

Section 1(b) of the Agreement is hereby amended in its entirety to read as follows:

“(b)     (i) If an Employee with a Spouse dies after having been an elected officer of Timken for five or more years but prior to commencement of the Employee’s benefit payments and the Employee’s Spouse is entitled to a monthly pension under the Retirement Plans, Timken shall pay to the Employee’s Spouse an amount equal to the difference between the monthly pension the Employee’s Spouse would be entitled to receive under the Retirement Plans, were it not for the Code Limitations, and the monthly pension the Employee’s Spouse would actually receive under the Retirement Plans. A Spouse’s benefit under this Section 1(b)(i), shall be paid pursuant to the Lump Sum Option to the Employee’s spouse on the first day of the month following the later of (A) the Employee’s death, or (B) the date on which the Employee would have reached         .1 Notwithstanding the foregoing, if the Employee’s Lump Sum Beneficiary is entitled to receive a benefit under Section 1(b)(ii) below, the Employee’s Spouse is not entitled to receive any benefit under this Section 1(b)(i).

(ii) If an Employee, who has made a Subsequent Election, dies after the date the Employee’s benefit under Section 1(a) would have commenced but for the Subsequent Election and before the Delayed Payment Date, the Employee’s Lump Sum Beneficiary shall receive an amount equal to the benefit that the Employee would have received had the Employee commenced his benefit one day prior to his death (such amount to include any interest accrued up to the Employee’s date of death as provided under paragraph 5(a)(iv)(D) of the Supplemental Plan). Such benefit will be paid in a single, lump sum cash payment on the first day of the month following the later of (A) the Employee’s death, or (B) the date on which the Employee would have reached         .2

IV.	Section 1(c) of the Agreement.

Section 1(c) of the Agreement is hereby amended by deleting the sentence: “The benefit to which the Employee is entitled to receive under this Section 1(c) shall commence, subject to Section 3, on the first day of the month following the later of (A) the Employee’s Termination of

[1]	The age in this amendment should be the same age currently designated in Section 1(b) of the Agreement.
[2]	The age in this amendment should be the same age currently designated in Section 1(b) of the Agreement.

Employment, or (B) the Employee’s        birthday, and shall be paid in the form of a monthly annuity for the life of the         3” and replacing it with the following new sentence:

“The benefit to which the Employee is entitled to receive under this Section 1(c) shall commence, subject to Section 3, on the Delayed Payment Date and will be paid in a Lump Sum Option, provided that such lump sum shall be the actuarial equivalent (determined in the calendar year benefits would have commenced but for the Subsequent Election and any delay pursuant to Section 3 using the Plan Assumptions) of the Employee’s benefit under Section 1(c) and the Spouse’s benefit under Section 1(d) (if the Employee has a Spouse on the date the Employee would have commenced his benefit under Section 1(c) but for the Subsequent Election) payable in the forms and at the times in which benefits would have been paid had the Subsequent Election not been made. In addition, the Employee’s benefit will also be increased to the extent provided under paragraph 5(a)(iv)(D) of the Supplemental Plan.”

V.	Section 1(d) of the Agreement.

Section 1(d) of the Agreement is hereby amended in its entirety to read as follows:

“(d) If an Employee with a Spouse is eligible for a benefit under Section 1(c), his surviving Spouse shall be entitled to a monthly benefit after the death of the Employee as follows:

(i)	If an Employee with a Spouse dies after the Employee has received his benefit provided for under Section 1(c), the Employee’s surviving Spouse shall not be entitled to any benefits under this Agreement.

(ii)

(A) If an Employee with a Spouse dies before the Employee has received the benefit provided for under Section 1(c) but after having been an elected officer of Timken for five or more years, the Employee’s surviving Spouse shall be entitled to a monthly benefit equal to 50% of the amount the Employee would have received pursuant to Section 1(c) if the Employee had commenced to receive a monthly benefit at the surviving Spouse’s benefit commencement date specified below, determined by taking into account the Employee’s Final Average Earnings and years of Continuous Service as of the Employee’s date of death. The surviving Spouse’s benefit payments pursuant to this subsection (ii)(A) will commence on the first day of the month next following the later of (A) the Employee’s death, or (B) the date on which the Employee would have reached             [4] and shall be paid pursuant to the Lump Sum Option, to the Employee’s Spouse. Notwithstanding the foregoing, if the Employee’s Lump Sum Beneficiary is entitled to receive a benefit under Section 1(d)(ii)(B) below, the Employee’s Spouse is not entitled to receive any benefit under this Section 1(d)(ii)(A).

[3]	“Employee” may need to change to “Participant” depending on the version of Excess Agreement the employee has signed.
[4]	The age in this amendment should be the same age currently designated in Section 1(d) of the Agreement.

(B) If an Employee, who has been an elected officer of Timken for five or more years and who has made a Subsequent Election, dies after the date the Employee’s benefit under Section 1(c) would have commenced but for the Subsequent Election and before the Delayed Payment Date, the Employee’s Lump Sum Beneficiary shall receive an amount equal to the benefit that the Employee would have received had the Employee commenced his benefit one day prior to his death (such amount to include any interest accrued up to the Employee’s date of death as provided under paragraph 5(a)(iv)(D) of the Supplemental Plan). Such benefit will be paid in a single, lump sum cash payment on the first day of the month following the later of (A) the Employee’s death, or (B) the date on which the Employee would have reached         .5”

VI.	Section 4(b) of the Agreement.

Section 4(b) of the Agreement is amended by inserting the following new sentence at the end thereof:

“A qualified domestic relations order shall only be recognized to the extent such recognition would not result in a failure to comply with Section 409A of the Code.”

VII.	Section 17 of the Agreement.[6]

The Agreement is hereby amended by inserting the following new Section 17 at the end thereof:

“17.	(a) To the extent applicable, it is intended that this Agreement (including all amendments thereto) comply with the requirements of Section 409A of the Code and the Treasury regulations and other authoritative guidance issued thereunder (“Section 409A”). This Agreement shall be administered in a manner consistent with this intent.

(b)	Notwithstanding any provision of this Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, Timken reserves the right to make amendments to this Agreement as Timken deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, the Employee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Employee or for the Employee’s account in connection with this Agreement and neither Timken nor any of its affiliates shall have any obligation to indemnify or otherwise hold Employee harmless from any or all of such taxes or penalties.”

[5]	The age in this amendment should be the same age currently designated in Section 1(d) of the Agreement.
[6]	Include this Part VII only if similar language is not in the Excess Agreement.

The parties have EXECUTED this Amendment on the dates set forth below.

THE TIMKEN COMPANY

William R. Burkhart	Date
Senior Vice President &
General Counsel

Employee	Date